EXHIBIT 4.3

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT, dated as of February 29, 2012 (this “Agreement”), made by and between Clean Wind Energy Tower, Inc. a Nevada Corporation (the “Company”), and Mr. A. Hugo Decesaris, (the “Pledgor”), in favor of Hanover Holdings I, LLC, a New York limited liability company (the “Pledgee”). Except as otherwise defined herein, terms used herein and defined in the Note Purchase Agreement shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Company and the Pledgee have entered into the Note Purchase Agreement, dated as of February [__], 2012 (the “Note Purchase Agreement”), pursuant to which the Pledgee has purchased the Note;

WHEREAS, it is a condition precedent to the entering into the Note Purchase Agreement that the Pledgor shall have executed and delivered to the Pledgee this Agreement;

WHEREAS, the Pledgor desires to execute this Agreement to satisfy the conditions described in the preceding paragraph;

NOW, THEREFORE, in consideration of the benefits accruing to the Company and Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby makes the following representations and warranties to the Pledgee and hereby covenants and agrees with the Pledgee as follows:

1.   Security for Obligations. This Agreement is made by the Pledgor for the benefit of the Pledgee to secure:

(a)   the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all the obligations and liabilities of the Company, now existing or hereafter incurred under this Agreement, the Note Purchase Agreement and the Note (collectively, the “Transaction Documents”) to which the Company is a party, and the due performance of and compliance by the Company with the terms of the Transaction Documents (all such obligations and liabilities under this clause (a) being herein collectively called the “Transaction Document Obligations”); and

(b)    in the event of any proceeding for the collection of the Transaction Document Obligations or the enforcement of this Agreement, after an Event of Default (such term, as used in this Agreement, shall mean any Event of Default under the Note Purchase Agreement or the Note after the expiration of any applicable grace period) shall have occurred and be continuing, or of any exercise by the Pledgee of their rights hereunder, together with reasonable attorneys' fees and court costs; all such obligations, liabilities, sums and expenses set forth in clauses (a) and (b) of this Section 1 being herein collectively called the “Obligations.”

 2.   Pledged Securities.

The Pledgor represents and warrants that on the date hereof (i) the equity securities being pledged to the Pledgee hereunder consist of a total of 10,000,000 shares of the Pledgor as set forth in Schedule A hereto (“Pledged Shares”); (ii) the Pledgor is the holder of record and sole beneficial owner of the Pledged Shares and there exist no options or preemptive rights in respect of any of the Pledged Shares; (iii) the Pledgor is not and has not been an affiliate of the Company as defined in Rule 405 of the regulations promulgated under the Securities Act of 1933, as amended during the ninety (90) day period prior to the execution of this Agreement nor did he acquire the Pledged Shares from an affiliate during the ninety (90) day period prior to the execution of this Agreement.

3.   Pledge of Shares.  To secure the prompt and complete payment and performance when due of all of the Obligations and for the purposes set forth in Section 1, the Pledgor hereby: (i) grants to the Pledgee, a continuing security interest of first priority in all the Pledged Shares, wherever located; (ii) pledges and deposits as security with Gersten Savage LLP (the “Escrow Agent”), pursuant to that certain Escrow Agreement dated as of February 29, 2012, for the benefit of the Pledgee, the Pledged Shares on the date hereof, and delivers to the Escrow Agent certificates or instruments therefor; duly endorsed in blank and accompanied by undated stock powers duly executed in blank by the Pledgor or such other instruments of transfer as are acceptable to the Pledgee; and (iii) assigns, transfers, hypothecates, mortgages, charges and sets over to the Escrow Agent, for the benefit of the Pledgee, all of the Pledgor’s right, title and interest in and to such Pledged Shares (and in and to the certificates or instruments evidencing such Pledged Shares), to be held by the Escrow Agent, upon the terms and conditions set forth in this Agreement.

4.   Voting while No Event of Default. Unless and until an Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to exercise all voting rights and other consensual rights attaching to any and all Pledged Shares owned by it, and to give consents, waivers or ratification in respect thereof; provided that no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate, result in a breach of any covenant contained in this Agreement, the Note Purchase Agreement or the Note, or which would have the effect of materially impairing the value of the Pledged Shares or any part thereof or the position or interests of the Pledgee. All such rights of the Pledgor to vote and to give consents, waivers and ratification shall cease in case an Event of Default shall occur and be continuing and Section 6 hereof shall become applicable.

5.   Distributions. Unless and until an Event of Default shall have occurred and be continuing, all amounts payable in respect of the Pledged Shares shall be paid to the Pledgor. All distributions or other payments which are received by the Pledgor contrary to the provisions of this Section 5 or Section 6 shall be received in trust for the benefit of the Pledgee and shall be forthwith paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

6.   Remedies in the Case of an Event of Default.  In case an Event of Default shall have occurred and be continuing and after the running of any applicable grace period, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement or any Transaction Document or by law) for the protection and enforcement of their rights in respect of the Pledged Shares, including, without limitation, all the rights and remedies of a secured party upon default under the Uniform Commercial Code of the State of New York, and the Pledgee, subject to compliance with the applicable provisions of the federal and state securities laws, shall be entitled, without limitation, to exercise any or all of the following rights, which the Pledgor hereby agrees to be commercially reasonable:

(i)    to receive all amounts payable in respect of the Pledged Shares otherwise payable under Section 5 to the Pledgor;

(ii)    to transfer all or any part of the Pledged Shares into the Pledgees’ names or the name of its nominee or nominees;

(iii)    to accelerate any Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Note (including, without limitation, to make any demand for payment thereon);

(iv)    to vote all or any part of the Pledged Shares (in each case whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratification in respect of the Pledged Shares and otherwise act with respect thereto as though it were the outright owner thereof (the Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of the Pledgor, with full power of substitution to do so); and

(v)    at any time or from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Pledged Shares, or any interest therein, at any public or private sale, without demand of performance or advertisement or to redeem or otherwise (all of which are hereby waived by the Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its reasonable discretion may determine, provided that at least 30 days' notice of the time and place of any such sale shall be given to the Pledgor. The Pledgee shall not be obligated to make such sale of Pledged Shares regardless of whether any such notice of sale has theretofore been given. Each purchaser at any such sale shall hold the property so sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Pledged Shares, whether before or after sale hereunder, and all rights, if any, of marshalling the Pledged Shares and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee may bid for and purchase all or any part of the Pledged Shares so sold free from any such right or equity of redemption. The Pledgee shall not be liable for failure to collect or realize upon any or all of the Pledged Shares or for any delay in so doing nor shall it be under any obligation to take any action whatsoever with regard thereto.

Notwithstanding any other provision in this Section 6, the Pledgee hereby agrees and acknowledges that in case of an Event of Default, the Pledgee shall have a right of recourse solely against the Pledged Shares and/or the Company and not against the Pledgor.

7.   Remedies, etc., Cumulative. Each right, power and remedy of the Pledgee provided for in this Agreement or any other Transaction Document, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy.  The exercise or beginning of the exercise by the Pledgee of any one or more of the rights, powers or remedies provided for in this Agreement or any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee to exercise any such right, power or remedy shall operate as a waiver thereof. Unless otherwise required by the Transaction Documents, no notice to or demand on the Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee to any other further action in any circumstances without demand or notice.

8.   Application of Proceeds.

(a)    All moneys collected by the Pledgee upon any sale or other disposition of the Pledged Shares pursuant to the terms of this Agreement, together with all other moneys received by the Pledgee hereunder shall be disbursed as follows: (i) first, to cover the costs incurred by the Pledgee in connection with any sale or other disposition of the Pledged Shares, and (ii) second, to satisfy the Obligations, and (iii) third, any excess shall promptly be paid over to the Pledgor in proportion to their pledged amounts.

(b)    It is understood and agreed that the Company shall remain liable to the extent of any deficiency between (i) the amount of the Obligations that are satisfied with proceeds of the Pledged Shares and (ii) the aggregate outstanding amount of such Obligations.

9.   Purchase of Pledged Shares. Upon any sale of the Pledged Shares by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Shares so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

10.   Indemnification.  The Company agrees to indemnify and hold harmless the Pledgee in accordance with Article VI of the Note Purchase Agreement, which provisions are incorporated herein by this reference.

11.   Further Assurances; Power of Attorney.

(a)    The Pledgor agrees that they will join with the Pledgee in executing and, at the Company’s expense, file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents in such offices as the Pledgee may reasonably deem necessary or appropriate and wherever required or permitted by law in order to perfect and preserve the Pledgee’s security interest in the Pledged Shares hereunder and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Pledged Shares without the signature of the Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee their rights, powers and remedies hereunder or thereunder.

(b)    The Pledgor hereby appoints the Pledgee the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, to act from time to time after the occurrence and during the continuance of an Event of Default in the Pledgee’s reasonable discretion to take any action and to execute any instrument which the Pledgee may reasonably deem necessary or advisable to accomplish the purposes of this Agreement.

12.   The Escrow Agent. Th Escrow Agent will hold in accordance with this Agreement all items of the Pledged Shares at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Escrow Agent as holder of the Pledged Shares and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement.

13.   Transfer by the Pledgor. The Pledgor will not sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Pledged Shares or any interest therein except in accordance with the terms of this Agreement and the Note Purchase Agreement.

14.   Representations, Warranties, and Covenants of the Pledgor.

(a)    The Pledgor represents, warrants, and covenants that:

(i)
he is, or at the time when pledged hereunder will be, the legal, beneficial and record owner of, and has (or will have) good and valid title to, all Pledged Shares, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever;

(ii)	he has full power, capacity and legal right to pledge all the Pledged Shares pledged by them pursuant to this Agreement;

(iii)	all of the Pledged Shares have been duly and validly issued, are fully paid and non-assessable and are subject to no options to purchase or similar rights; and

(iv)
he is not and has not been an affiliate of the Company during the ninety (90) day period prior to the execution of this Agreement nor did they acquire the Pledged Shares from an affiliate during the ninety (90) day period prior to the execution of this Agreement.

(b)    The Pledgor covenants and agrees that he will take all reasonable steps to defend the Pledgee’s right, title and security interest in and to the Pledged Shares and the proceeds thereof against the claims and demands of all persons whomsoever.

(c)    The Pledgor covenants and agrees that he takes no action which would violate or be inconsistent with any of the terms of any Transaction Document, or which would have the effect of materially impairing the position or interests of the Pledgee under any Transaction Document except as permitted by the Note Purchase Agreement or any other Transaction Document.

15.   Representations, Warranties, and Covenants of the Pledgee. The Pledgee has been advised by the Pledgor that the Pledged Shares are not control securities under the Securities Act.

16.   Termination of Security Interests; Release of Pledged Shares.  Upon payment and performance in full of all Obligations, the security interests granted herein shall automatically terminate and all rights to Pledged Shares shall revert to Pledgor.  Upon such termination of the security interests or release of any Pledged Shares, the Escrow Agent will, at the expense of the Company, return to the Pledgor all Pledged Shares then in the Escrow Agent’s possession and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the security interests of the release of such Pledged Shares which has not yet theretofore been sold or otherwise applied or released.  Such release shall be without recourse or warranty to the Escrow Agent.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Pledgor and the Pledgee have, caused this Pledge Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PLEDGOR:

A HUGO DECESARIS

/s/ A Hugo Decesaris

CLEAN WIND ENERGY TOWER, INC.

By: /s/Ronald W. Pickett
Name: Ronald W. Pickett
Title: CEO, President and Chairman

ACKNOWLEDGED AND AGREED:

THE ESCROW AGENT:

By: /s/ David Danovitch, Esq., Partner
Name:   Gersten Savage LLP

SCHEDULE A
to the
PLEDGE AGREEMENT FOR
CLEAN WIND ENERGY TOWER, INC.

Pledgor	Stock Certificate Number/s	Number and Class of Pledged Shares
A HUGO DECESARIS	9999	10,000,000